Exhibit 10.12

RING ENERGY, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

(As Adopted January 23, 2013)

A.

Purpose.  The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of Ring Energy, Inc., a Nevada corporation, (the “Company”) establishes Board membership criteria, assists the Board by identifying individuals qualified to become Board members, recommends to the Board matters of corporate governance, facilitates the annual review of the performance of the Board and its committees, periodically reviews CEO and management succession plans, and periodically reviews other matters relating to the governance of the Company.

B.

Membership.  The Committee’s membership is determined by the Board and consists of at least two directors.  The members of the Committee shall meet the independence requirements of the NYSE MKT LLC (or such other exchange on which the securities of the Company are listed).  Notwithstanding the forgoing, until the securities of the Company are listed on a national exchange, the Board may waive any of the foregoing requirements.

C.

Roles and Responsibilities.  The responsibilities of the Committee include:

1.

Board and Committee Membership

a.

Periodically review with the Board the appropriate size of the Board and the requisite skills and characteristics of its members as set forth below.

b.

It is the intent of the Board that the Board, itself, will be a high performance organization creating competitive advantage for the Company.  To perform as such, the Board will be comprised of individuals who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to Board operations and effectively represent the interests of all stockholders.

c.

The Board’s assessment of Board candidates includes, but is not limited to, consideration of: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment, and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence, and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as the Company’s industry, and in general, business, manufacturing, technology, finance and accounting, marketing, international business, government, and the like; or (iv) whether the candidate is free of conflicts and has the time required for preparation, participation, and attendance at all meetings.  A director’s qualifications in light of these criteria are considered at least each time the director is re-nominated for Board membership.

d.

Review the resignation of directors whose principal occupation or business association changes, or other circumstances arise which may raise questions about the director’s continuing qualifications in relation to the Board membership criteria referred to above and recommend to the Board what action the Board should take with respect to the resignation.

e.

Review the Board’s committee structure and recommend to the Board the appointment of committee members and chairs.

2.

Selection of Qualified Director Candidates

a.

Identify individuals that the Committee believes are qualified to become Board members in accordance with the Board Membership Criteria set forth above, and recommend that the Board select such nominee or nominees to stand for election at the next meeting of stockholders of the Company in which directors will be elected.

b.

In the event there is a vacancy on the Board, identify individuals that the Committee believes are qualified to become Board members in accordance with the Board Membership Criteria set forth above, and recommend such person or persons for appointment to the Board.

c.

Review and evaluate all stockholder nominees for director (submitted in accordance with the Company’s Bylaws) in accordance with the Board Membership Criteria set forth above.

d.

The Nominating and Governance Committee considers qualified director candidates from several sources, including stockholders, and evaluates candidates against the current Board Membership Criteria described above.  In addition to these minimum requirements, the Committee will also evaluate whether the candidate’s skills are complementary to the existing Board members’ skills, the Board’s needs for particular expertise in fields such as business, manufacturing, technology, financial, marketing, international, governmental, or other areas of expertise, and assess the candidate’s impact on Board dynamics and effectiveness.  The Committee selects candidates that best suit the Board’s current needs and recommends one or more of such individuals to the Board.  Exacting membership criteria and a rigorous selection process help ensure that candidates recommended to the Board will effectively represent the balanced best interests of all stockholders.

3.

Corporate Governance

a.

Develop initially and review the Company’s corporate governance guidelines at least annually, and recommend any proposed changes to the Board for approval.

b.

Develop and recommend to the Board standards to be applied in making determinations on the types of relationships that constitute material relationships between the Company and a director for purposes of determining director independence.

c.

Review and approve or ratify any transaction between the Company and any related person, which is required to be disclosed under the rules of the Securities and Exchange Commission.

d.

Review and recommend to the Board proposed changes to the Company’s Articles of Incorporation and Bylaws.

e.

Review shareholder proposals relating to corporate governance and other matters and recommend to the Board the Company’s response to such proposals.

4.

Board and Committee Self-Assessment.  Develop and recommend to the Board for its approval an annual self-assessment process of the Board and its committees and oversee the process.  Based on this process, the Board will make an assessment reviewing areas in which the Board and/or Management believe improvements could be made to increase the effectiveness of the Board.

5.

Succession Planning.  Review periodically with the Chairman/CEO his assessment of corporate officers and succession plans relating to their positions, and to make recommendations to the Board with respect to the selection of individuals to occupy these positions.

6.

Miscellaneous Matters

a.

Periodically review and recommend to the Board changes in Board compensation.

b.

Establish and periodically review and recommend to the Board director retirement policies.

7.

Meetings, Reports, Charter Review, Performance Evaluation and Outside Advisors

a.

Hold regular meetings of the Committee, reporting significant matters arising from such meetings to the Board.  Meetings shall be called by the chair of the Committee (the “Chair”) or by a majority of the members of the Committee.  Notice of each meeting shall be furnished to each member by the Chair (which task may be delegated by the Chair to the secretary of the Committee, if any) not less than one business day prior to the scheduled meeting, provided that attendance at the meeting shall constitute waiver of notice unless otherwise designated by the member.  Notice may be given in the same manner as provided for meetings of the Board.  Unless otherwise provided in the Company’s Bylaws, a majority of the members shall constitute a quorum and a majority of the members present shall decide any matter brought before the Committee.  The Chair may appoint a secretary to record and maintain minutes of any meeting of the Committee.

b.

Review and reassess the adequacy of this Charter at least annually and submit any changes to the Board for approval.

c.

Conduct an annual performance evaluation of the Committee.

d.

The Committee shall have the authority to retain search firms to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion.  The Committee shall have sole authority to approve related fees and retention terms

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